Exhibit 107
CALCULATION OF FILING FEE TABLE
Form 424(b)(2)
(Form Type)

Eos Energy Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Other(1)	Subscription Rights to purchase units, each unit consisting of common stock, par value $0.0001 per share, and warrants to purchase common stock, par value $0.0001 per share(2)	457(o)	—	—	—	0.00013810	—
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of Subscription Rights and exercise of Warrants	457(o)	—	—	$215,819,993.03	0.00013810	$29,804.74
Fees to Be Paid	Equity	Warrants to purchase Common Stock, par value $0.0001 per share(2)	457(o)	—	—	—	0.00013810	—
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$215,819,993.03		$29,804.74
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$29,804.74

(1)
This registration statement relates to: (a) subscription rights to purchase units of the Registrant, each unit consisting of the shares of the Registrant’s common stock and the Registrant’s warrants, (b) the shares of the Registrant’s common stock issuable upon the exercise of such subscription rights pursuant to the rights offering, and (c) the shares of the Registrant’s common stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase common stock to be received upon the exercise of subscription rights.

(2)
No separate registration fee is payable with respect to the subscription rights or Warrant Shares offered hereby since the subscription rights and Warrant Shares are being registered in the same registration statement as the common stock underlying the subscription rights.

(3)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(4)
Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the Registrant pursuant to this registration statement from (a) the assumed exercise of all subscription rights, which would yield gross proceeds to the Company equal to a maximum of $149,999,995.91 and (b) the assumed exercise in full of all of the warrants forming part of the units, which would yield gross proceeds to the Company equal to a maximum of $65,819,997.12.